EXHIBIT 10.3

================================================================================

                                   $50,000,000

                                CREDIT AGREEMENT

                                      AMONG

                          SIERRA PACIFIC POWER COMPANY,
                                  AS BORROWER,

                               THE SEVERAL LENDERS
                        FROM TIME TO TIME PARTIES HERETO,

                       MERRILL LYNCH CAPITAL CORPORATION,
                             AS DOCUMENTATION AGENT,

                          LEHMAN COMMERCIAL PAPER INC.,
                              AS SYNDICATION AGENT,

                                       AND

                       MERRILL LYNCH CAPITAL CORPORATION,
                             AS ADMINISTRATIVE AGENT

                             DATED AS OF MAY 4, 2004

================================================================================

                              MERRILL LYNCH & CO.,
             MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND
                              LEHMAN BROTHERS INC.,
                  AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

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                                TABLE OF CONTENTS

                                                                                                                  Page
SECTION 1. DEFINITIONS..........................................................................................   1
         1.1      Defined Terms.................................................................................   1
         1.2      Other Definitional Provisions.................................................................  19

SECTION 2. AMOUNT AND TERMS OF LOANS............................................................................  20
         2.1      Making of Loans; Evidence of Loans............................................................  20
         2.2      Credit-Linked Account.........................................................................  21
         2.3      Procedure for Borrowings......................................................................  24
         2.4      Termination or Reduction of Total Credit-Linked Deposit Amount................................  24
         2.5      Repayment.....................................................................................  24
         2.6      Optional Prepayments..........................................................................  25
         2.7      Interest Rates, Fees and Payment Dates........................................................  25
         2.8      Computation of Interest and Fees..............................................................  25
         2.9      Inability to Determine Interest Rate..........................................................  26
         2.10     Pro Rata Treatment and Payments...............................................................  26
         2.11     Requirements of Law...........................................................................  27
         2.12     Taxes.........................................................................................  28
         2.13     Indemnity.....................................................................................  30
         2.14     Illegality....................................................................................  30
         2.15     Change of Lending Office......................................................................  30
         2.16     Replacement of Lenders under Certain Circumstances............................................  31

SECTION 3. REPRESENTATIONS AND WARRANTIES.......................................................................  31
         3.1      Financial Condition...........................................................................  31
         3.2      No Change.....................................................................................  32
         3.3      Corporate Existence; Compliance with Law......................................................  32
         3.4      Corporate Power; Authorization; Enforceable Obligations.......................................  32
         3.5      No Legal Bar..................................................................................  32
         3.6      No Material Litigation........................................................................  32
         3.7      No Default....................................................................................  33
         3.8      Ownership of Property; Liens..................................................................  33
         3.9      Intellectual Property.........................................................................  33
         3.10     Taxes.........................................................................................  33
         3.11     Federal Regulations...........................................................................  33
         3.12     Government Approval and Filings...............................................................  33
         3.13     Labor Matters.................................................................................  34
         3.14     ERISA.........................................................................................  34
         3.15     Investment Company Act; Other Regulations.....................................................  34
         3.16     Subsidiaries..................................................................................  34
         3.17     Use of Proceeds...............................................................................  35
         3.18     Environmental Matters.........................................................................  35
         3.19     Accuracy of Information, etc..................................................................  36
         3.20     G&R Series K Mortgage Bond....................................................................  36


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
         3.21     Solvency......................................................................................  37

SECTION 4. CONDITIONS PRECEDENT.................................................................................  37
         4.1      Conditions to Initial Loans...................................................................  37
         4.2      Condition to Each Loan........................................................................  38

SECTION 5. AFFIRMATIVE COVENANTS................................................................................  38
         5.1      Financial Statements..........................................................................  39
         5.2      Certificates; Other Information...............................................................  39
         5.3      Payment of Obligations........................................................................  39
         5.4      Conduct of Business and Maintenance of Existence, etc.........................................  40
         5.5      Maintenance of Property; Insurance............................................................  40
         5.6      Inspection of Property; Books and Records; Discussions........................................  40
         5.7      Notices.......................................................................................  40
         5.8      Environmental Laws............................................................................  41

SECTION 6. NEGATIVE COVENANTS...................................................................................  41
         6.1      Limitation on Indebtedness and Preferred Stock................................................  41
         6.2      Limitation on Liens...........................................................................  44
         6.3      Limitation on Fundamental Changes.............................................................  46
         6.4      Limitation on Disposition of Property.........................................................  46
         6.5      Limitation on Restricted Payments.............................................................  46
         6.6      Modifications of Instruments, etc.............................................................  49
         6.7      Limitation on Transactions with Affiliates....................................................  49
         6.8      Limitation on Sales and Leasebacks............................................................  49
         6.9      Limitation on Changes in Fiscal Periods.......................................................  49
         6.10     Limitation on Negative Pledge Clauses.........................................................  50
         6.11     Limitation on Restrictions on Subsidiary Distributions........................................  50
         6.12     Limitation on Modifications to Subordinated Debt..............................................  51
         6.13     Limitation on Lines of Business...............................................................  51
         6.14     Limitation on Release from Liens..............................................................  51
         6.15     Limitation on Subsidiary Guarantees...........................................................  51

SECTION 7. EVENTS OF DEFAULT....................................................................................  52

SECTION 8. THE AGENTS...........................................................................................  55
         8.1      Appointment...................................................................................  55
         8.2      Delegation of Duties..........................................................................  55
         8.3      Exculpatory Provisions........................................................................  56
         8.4      Reliance by the Administrative Agent..........................................................  56
         8.5      Notice of Default.............................................................................  56
         8.6      Non-Reliance on Administrative Agent and Other Lenders........................................  57
         8.7      Indemnification...............................................................................  57
         8.8      Agent in Its Individual Capacity..............................................................  58
         8.9      Successor Administrative Agent................................................................  58
         8.10     The Joint Lead Arrangers and Agents...........................................................  58

SECTION 9. MISCELLANEOUS........................................................................................  58
         9.1      Amendments and Waivers........................................................................  58
         9.2      Notices.......................................................................................  60
         9.3      No Waiver; Cumulative Remedies................................................................  61
         9.4      Survival of Representations and Warranties....................................................  61
         9.5      Payment of Expenses...........................................................................  61
         9.6      Successors and Assigns; Participations and Assignments........................................  62
         9.7      Adjustments; Set-off..........................................................................  65
         9.8      Counterparts..................................................................................  65
         9.9      Severability..................................................................................  66
         9.10     Integration...................................................................................  66
         9.11     GOVERNING LAW.................................................................................  66
         9.12     Submission To Jurisdiction; Waivers...........................................................  66
         9.13     Acknowledgments...............................................................................  67
         9.14     Confidentiality...............................................................................  67
         9.15     USA Patriot Act...............................................................................  67
         9.16     Accounting Changes............................................................................  68
         9.17     WAIVERS OF JURY TRIAL.........................................................................  68
         9.18     Covenant of the Lenders.......................................................................  68

SCHEDULES:

2.1           Credit-Linked Deposit Amounts
3.2           Disclosed Matters
3.4           Consents, Authorizations, Filings and Notices
3.6           Material Litigation
3.7           Contractual Obligations
3.16          Subsidiaries
6.1(b)(iii)   Existing Indebtedness
6.2(g)        Existing Liens
6.4           Scheduled Asset Sales
7(e)(ii)      Certain Hedge Agreements

EXHIBITS:

A        Form of Exemption Certificate
B-1      Form of Officer Certificate
B-2      Form of Secretary Certificate
C-1      Form of Legal Opinion of Choate, Hall & Stewart
C-2      Form of Legal Opinion of Woodburn and Wedge
D        Form of Assignment and Acceptance
E        Form of Borrowing Notice

            CREDIT AGREEMENT, dated as of May 4, 2004, among SIERRA PACIFIC POWER COMPANY, a Nevada corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (in such capacities, the "Joint Lead Arrangers"), LEHMAN COMMERCIAL PAPER INC., as syndication agent (in such capacity, the "Syndication Agent"), and MERRILL LYNCH CAPITAL CORPORATION, as documentation agent (in such capacity, the "Documentation Agent") and administrative agent (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H:

            WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a credit facility on the terms set forth herein; and

            WHEREAS, the Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

            "ABR Conversion Notice": a notice delivered by the Administrative Agent, acting at the request of the Required Lenders, during the continuation of an Event of Default stating that the Loans shall become Base Rate Loans on the last day of the then current Interest Period.

            "ABR Conversion Period": any period beginning on the last day of the then current Interest Period for Loans following any date on which an ABR Conversion Notice is delivered to the Borrower and ending on first day of the calendar month following the date that such notice is withdrawn or an Event of Default no longer exists.

            "Acquired Debt": with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

            "Actual Return": as defined in Section 2.2(h).

            "Administrative Agent": as defined in the preamble hereto.

            "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Agents": the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.

            "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

            "Applicable Margin": (a) with respect to Base Rate Loans, 1.50%, and
(b) with respect to Eurodollar Loans, 2.50%.

            "Applicable Percentage": as to any Lender at any time, the percentage which such Lender's Credit-Linked Deposit Amount constitutes of the Total Credit-Linked Deposit Amount.

            "Asset Sale": (a) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices and (b) the issuance of Equity Interests in any of the Borrower's Subsidiaries or the sale of Equity Interests in any of its Subsidiaries. Notwithstanding the preceding sentence, the following items will not be deemed to be Asset Sales:

            (i) any single transaction or series of related transactions that involves assets having a fair market value of less than $1,000,000;

            (ii) a transfer of assets between or among the Borrower and its Subsidiaries;

            (iii) an issuance of Equity Interests by a Subsidiary to the Borrower or to another Subsidiary;

            (iv) a Restricted Payment or Permitted Investment that is permitted by Section 6.5;

            (v) sales, transfers or other dispositions of assets, including Capital Stock of Subsidiaries, for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Subsidiary engaged in, or property or assets (other than cash, except to extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business of the Borrower and its Subsidiaries existing on the date of such sale or other disposition; provided, however, that the fair market value of the assets sold or disposed of is determined as provided in the final paragraph of Section 6.5; and

            (vi) transfers of assets by the Borrower and its Subsidiaries required under statute or regulation in connection with renewable energy contracts.

            "Assignee": as defined in Section 9.6(c).

            "Assignor": as defined in Section 9.6(c).

            "Attributable Debt": with respect to any Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

            "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "Base Rate Loans": Loans for which the applicable rate of interest is based upon the Base Rate.

            "Benefitted Lender": as defined in Section 9.7.

            "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

            "Board of Directors": (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

            "Borrower": as defined in the preamble hereto.

            "Borrowing": the making of any Loan.

            "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

            "Business Day": (a) for all purposes other than as covered by clause
(b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

            "Capital Lease Obligations": with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

            "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

            "Cash Equivalents": (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition, (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of "B" or better, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and in each case maturing within 270 days after the date of acquisition and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

            "Change of Control": the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of Sierra Pacific Resources; (b) Sierra Pacific Resources shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower (other than shares of the Borrower's Class A Series 1 preferred stock) free and clear of all Liens or (c) for any period of 12 consecutive calendar months, a majority of the Board of Directors of Sierra Pacific Resources shall no longer be composed of individuals
(i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

            "Closing Date": the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date shall be not later than May 15, 2004.

            "Code": the Internal Revenue Code of 1986, as amended from time to time.

            "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

            "Consolidated Cash Flow": with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

            (a) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

            (b) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

            (c) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

            (d) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period of such Person and its Subsidiaries) for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

            (e) all extraordinary, unusual or non-recurring items of loss or expense, to the extent that any such loss or expense was deducted in computing such Consolidated Net Income; minus

            (f) all extraordinary, unusual or non-recurring items of gain or revenue, to the extent that any such gain or revenue was included in computing such Consolidated Net Income; minus

            (g) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; provided that non-cash expenses recorded as a result of deferred energy accounting will not be added to Consolidated Net Income.

            "Consolidated Net Income": with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to such Person or a Subsidiary of such Person, (b) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders, (c) the cumulative effect of a change in accounting principles will be excluded and (d) any equity in earnings or losses of Sierra Pacific Resources will be excluded.

            "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

            "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Credit Facilities": one or more debt facilities or commercial paper facilities (excluding the facilities provided under this Agreement), in each case with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any securities issued pursuant to the General and Refunding Mortgage Indenture in order to secure any amounts outstanding under a Credit Facility from time to time; provided that the obligation of the Borrower to make any payment on any such securities shall be:

            (i) no greater than the amount required to be paid under such Credit Facility that is secured by such payment obligation;

            (ii) payable no earlier than such amount is required to be paid under such Credit Facility; and

            (iii) deemed to have been paid or otherwise satisfied and discharged to the extent that the Borrower has paid such amount under such Credit Facility;

provided further that any amounts the Borrower is obligated to pay under such securities will not be included for purposes of determining the aggregate amount outstanding under Credit Facilities that is permitted under clause (i) of
Section 6.1(b).

            "Credit-Linked Account": the collective reference to one or more operating and/or investment accounts of, and established by, the Administrative Agent under its sole and exclusive control and maintained at Deutsche Bank AG, Cayman Islands Branch pursuant to Section 2.2(a).

            "Credit-Linked Deposit Amount": with respect to each Lender, an amount equal to the amount set forth opposite its name on Schedule 2.1, or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to this Agreement. For the avoidance of doubt, the Credit-Linked Deposit Amount of each Lender shall not be reduced by the making of any Loans as a result of the withdrawal of any amounts then on deposit in the Credit-Linked Account.

            "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Deposit Return Date": the date that the Credit-Linked Account is closed pursuant to Section 2.2(c)(iv).

            "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

            "Disqualified Stock": any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than as a result of an optional redemption by the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.5.

            "Dollars" and "$": lawful currency of the United States of America.

            "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

            "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

            "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

            "Equity Interests": Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Eurocurrency Reserve Requirements": for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

            "Eurodollar Base Rate": with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

            "Eurodollar Loans": Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

            "Eurodollar Rate": with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula:

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

            "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Existing Indebtedness": all Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness under the Loan Documents) in existence on the Closing Date and listed on Schedule 6.1(b)(iii), until such amounts are repaid.

            "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

            "Final Maturity Date": May 4, 2008.

            "First Mortgage Indenture": the Indenture of Mortgage dated as of December 1, 1940, from the Borrower to U.S. Bank National Association (successor to The New England Trust Company), as trustee, and Gerald R. Wheeler (successor to Leo W. Huegle), as co-Trustee, as modified, amended or supplemented at any or from time to time by supplemental indentures.

            "Fixed Charge Coverage Ratio": with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that such Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

            (a) acquisitions that have been made by such Person or any of its Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business) and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Borrower (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended, or any other regulation or policy of the Securities and Exchange Commission, or any successor agency, related thereto);

            (b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

            (c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of such Person or any of its Subsidiaries following the Calculation Date.

            "Fixed Charges": with respect to any Person for any period, the sum, without duplication, of:

            (a) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

            (b) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period; plus

            (c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

            (d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Subsidiary of the Borrower, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; plus

            (e) all distributions by a Trust Preferred Vehicle to persons other than the Borrower of amounts received as interest by such trust on the Subordinated Debt of the Borrower held by such trust.

            "Fixed Return": as defined as set forth in Section 2.2(h).

            "Funding Office": the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

            "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time, except that, for purposes of determining the Fixed Charge Coverage Ratio and for purposes of the related definitions, GAAP shall be determined on the basis of such principles in effect on the date hereof.

            "G&R Series K Mortgage Bond": the Borrower's General and Refunding Mortgage Bond, Series K, due the Final Maturity Date, issued to the Administrative Agent under the General and Refunding Mortgage Indenture, in the principal amount of $50,000,000.

            "General and Refunding Mortgage Indenture": the General and Refunding Mortgage Indenture, dated as of May 1, 2001, between the Borrower and The Bank of New York, as trustee, as the same may be amended, modified or supplemented from time to time.

            "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Granting Lender": as defined in Section 9.6(g).

            "Guarantee": a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

            "Hedge Agreements": with respect to any Person, the collective reference to any of the following: (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements designed to protect such Person against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation, (b) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions designed to protect such Person against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation, (c) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by such Person at the time and (d) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates. The term "Hedge Agreements" shall in any event include any forward energy purchase or sale contracts or similar arrangements entered into by the Borrower or its Subsidiaries.

            "Hedging Obligations": with respect to any Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under any Hedge Agreement.

            "Indebtedness": with respect to any Person, any indebtedness of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (c) in respect of banker's acceptances, (d) representing Capital Lease Obligations, (e) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or (f) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date will be (x) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount and (y) the principal amount of the

Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

            "Indemnified Liabilities": as defined in Section 9.5.

            "Indemnitee": as defined in Section 9.5.

            "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

            "Insolvent": pertaining to a condition of Insolvency.

            "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

            "Interest Payment Date": as to any Loan, the first Business Day of each calendar month to occur while such Loan is outstanding and the Final Maturity Date.

            "Interest Period": (a) initially, the period commencing on the Closing Date and ending on the last day of the calendar month in which the Closing Date occurs, and (b) thereafter, each period commencing on the first day of the next succeeding calendar month and ending on the last day of such next succeeding calendar month; provided that the foregoing provisions are subject to the following:

            (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

            (ii) any Interest Period that would otherwise extend beyond the date final payment is due on the Loans shall end on such due date.

            "Investments": with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 6.5. The acquisition by the Borrower or any Subsidiary of the Borrower of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 6.5.

            "Joint Lead Arrangers": as defined in the preamble hereto.

            "Lenders": as defined in the preamble hereto.

            "Lien": with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

            "Loan": as defined in Section 2.1(a). Loans may be Base Rate Loans to the extent provided in Section 2.2(f).

            "Loan Documents": this Agreement, the Officer's Certificate and the G&R Series K Mortgage Bond and any amendment, waiver, supplement or other modification to any of the foregoing.

            "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

            "Material Environmental Amount": an amount or amounts payable by the Borrower and/or any of its Subsidiaries, in the aggregate in excess of $5,000,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

            "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

            "Merrill Lynch Entity": any of Merrill Lynch Capital Corporation or any of its Affiliates.

            "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Income": with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

            "Non-Excluded Taxes": as defined in Section 2.12(a).

            "Non-U.S. Lender": as defined in Section 2.12(d).

            "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

            "Officer's Certificate": an "Officer's Certificate" (as defined in the General and Refunding Mortgage Indenture) setting forth the terms of the G&R Series K Mortgage Bond, executed by duly authorized officer of the Borrower and authenticated by the trustee under the General and Refunding Mortgage Indenture.

            "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

            "Participant": as defined in Section 9.6(b).

            "Payment Amounts": as defined in Section 7(e).

            "Payment Office": the office of the Administrative Agent specified in Section 9.2 and any other office of the Administrative Agent specified by it from time to time as its payment office by notice to the Borrower and the Lenders.

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

            "Permitted Business": any business that derives a majority of its revenues from the business engaged in by the Borrower and its Subsidiaries on the Closing Date and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date, as determined in good faith by the Board of Directors of the Borrower.

            "Permitted Debt": as defined in Section 6.1(b).

            "Permitted Investments": any of the following Investments:

            (a) any Investment in the Borrower or in a Subsidiary of the Borrower;

            (b) any Investment in Cash Equivalents;

            (c) any Investment by the Borrower or any Subsidiary of the Borrower in a Person, if as a result of such Investment, (i) such Person becomes a Subsidiary of the Borrower or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary of the Borrower;

            (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with Section 6.4;

            (e) any acquisition of assets to the extent it is in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

            (f) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

            (g) Hedging Obligations;

            (h) any Investments made in accordance with clause (v) of the definition of "Asset Sales"; and

            (i) other Investments in any Person that is not also a Subsidiary of the Borrower having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i) since the Closing Date, not to exceed $20,000,000.

            "Permitted Liens": as defined in Section 6.2.

            "Permitted Refinancing Indebtedness": any Indebtedness of the Borrower or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

            (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

            (b) if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the Closing Date, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

            (c) if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the Closing Date, and the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Subordinated Debt, such Permitted Refinancing Indebtedness has a final maturity date later than the Final Maturity Date of, and is subordinated in right of payment to, the Loans and other Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Subordinated Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

            (d) such Indebtedness is incurred either by the Borrower or by the Subsidiary which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

            "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

            "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

            "PUCN": the Public Utilities Commission of Nevada, or any successor agency.

            "Receivables Sale Documentation": collectively, (i) the Receivables Purchase Agreement, dated as of October 29, 2002, among Sierra Pacific Power Company, as Seller, and SPPC Receivables Finance Corporation, (ii) the Sale and Servicing Agreement, dated as of October 29, 2002, among SRP Receivables Finance Corporation, as Issuer, SPPC Receivables Finance Corporation, as Seller, and Sierra Pacific Power Company, as Servicer, (iii) the Base Indenture, dated as of October 29, 2002, among SRP Receivables Finance Corporation, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee, (iv) the Series 2002-1 Indenture Supplement, dated as of October 29, 2002, among SRP Receivables Finance Corporation, as Issuer, Sierra Pacific Resources, as Administrator, certain conduit purchasers, certain committed purchasers, certain program managers, Lehman Commercial Paper Inc., as Master Administrator, and Deutsche Bank Trust Company Americas, as Indenture Trustee, (v) the Administration Agreement, between SRP Receivables Finance Corporation and Sierra Pacific Resources, as Administrator, (vi) the Performance Guaranty, dated as of October 29, 2002, made by Sierra Pacific Resources in favor of the Indenture Trustee,
(vii) the Collection Account Control Agreement, dated as of October 29, 2002, between the SRP Receivables Finance Corporation, Deutsche Bank Trust Company Americas, as Indenture Trustee and Deutsche Bank Trust Company Americas, as Collection Account Securities Intermediary, (viii) the Lock-Box Agreement, dated as of October 29, 2002, among Nevada Power Company, SRP Receivables Finance Corporation, Deutsche Bank Trust Company Americas, as Indenture Trustee, Deutsche Bank Trust Company Americas, as Lock-Box Bank and EDS Information Services L.L.C., as Lock-Box Processor, (ix) the Lock-Box Agreement, dated as of October 29, 2002, among Sierra Pacific Power Company, SRP Receivables Finance Corporation, Deutsche Bank Trust Company Americas, as Indenture Trustee, Deutsche Bank Trust Company Americas, as Lock-Box Bank and EDS Information Services L.L.C., as Lock-Box Processor, (x) the Remittance Account Agreement, dated at or about October 30, 2002, among the Bank, SRP Receivables Finance Corporation, as Issuer, Nevada Power Company, as Servicer and Deutsche Bank Trust Company Americas, as Indenture Trustee and (xi) the Remittance Account Agreement, dated at or about October 30, 2002, among the Bank, SRP Receivables Finance Corporation, as Issuer, Sierra Pacific Power Company, as Servicer and Deutsche Bank Trust Company Americas, as Indenture Trustee.

            "Register": as defined in Section 9.6(d).

            "Regulation U": Regulation U of the Board as in effect from time to time.

            "Related Fund": with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender or an affiliate of such investment advisor, by such Lender or an Affiliate of such Lender.

            "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

            "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC
Reg. Section 4043.

            "Required Lenders": at any time, the holders of more than 50% of the Total Credit-Linked Deposit Amount then in effect or, if the Total Credit-Linked Deposit Amount has been terminated, the aggregate principal amount of all Loans then outstanding.

            "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

            "Responsible Officer": the chief executive officer, president, senior vice-president, vice-president, chief financial officer, treasurer or assistant treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or the treasurer of the Borrower.

            "Restricted Investment": an Investment other than a Permitted Investment.

            "Restricted Payments": as defined in Section 6.5.

            "Sale and Leaseback Transaction": as defined in Section 6.8.

            "SEC": the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

            "Settlement Date": the earlier to occur of (a) the Final Maturity Date and (b) the date of an acceleration of payment of all Obligations pursuant to Section 7.

            "Sierra Pacific Resources": Sierra Pacific Resources, a Nevada corporation.

            "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

            "Solvent": with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

            "SPC": as defined in Section 9.6(g).

            "Stated Maturity": with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

            "Sub-agent": Deutsche Bank Trust Company Americas, or any affiliate thereof, or any replacement thereof appointed by the Administrative Agent upon notice to the Borrower and the Lenders.

            "Subordinated Debt": any debt that is subordinated to the prior payment of the Loans and other Obligations.

            "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

            "Subsidiary Guarantee": any Guarantee of the Loans and other Obligations to be executed by any Subsidiary of the Borrower pursuant to Section 6.15.

            "Subsidiary Guarantors": any Subsidiary of the Borrower that executes a Subsidiary Guarantee, and its successors and assigns.

            "Total Credit-Linked Deposit Amount": at any time, the sum of all the Credit-Linked Deposit Amounts at such time. The initial amount of the Total Credit-Linked Deposit Amount is $50,000,000.

            "Transferee": as defined in Section 9.14.

            "Trust Preferred Vehicle": any statutory business trust the only assets of which are Subordinated Debt of the Borrower.

            "Weighted Average Life to Maturity": when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

            "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

            1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

            (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in
Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            (e) References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

                      SECTION 2. AMOUNT AND TERMS OF LOANS

            2.1 Making of Loans; Evidence of Loans. (a) Upon the terms and subject to the conditions herein set forth (including the provisions of Section
4), each Lender, severally and not jointly with the other Lenders, agrees to make loans (each a "Loan" and, collectively, the "Loans") to the Borrower at any time and from time to time during the period commencing on the Closing Date and ending on the Settlement Date; provided that, after giving effect to any such Loan, (i) the aggregate outstanding principal amount of the Loans of such Lender does not exceed such Lender's Credit-Linked Deposit Amount, and (ii) the aggregate outstanding principal amount of the Loans of all Lenders does not exceed the Total Credit-Linked Deposit Amount. Loans made pursuant to this
Section 2.1(a) may be repaid and reborrowed in accordance with the provisions of this Agreement.

            (b) Each Loan shall be funded by the Lenders pro rata in accordance with their respective Applicable Percentages, solely from amounts on deposit in the Credit-Linked Account.

            (c) The Loans shall be evidenced by a G&R Series K Mortgage Bond issued and delivered by the Borrower to the Administrative Agent, for the benefit of the Lenders. Each Loan shall promptly be evidenced on the G&R Series K Mortgage Bond by the Administrative Agent by notation as an increase on the Schedule of Increases and Decreases attached to the G&R Series K Mortgage Bond, and each payment of principal of the Loans shall promptly be evidenced on the G&R Series K Mortgage Bond by the Administrative Agent by notation as a decrease on the Schedule of Increases and Decreases. The entries made on the Schedule of Increases and Decreases shall be prima facie evidence of the outstanding principal amount of the G&R Series K Mortgage Bond; provided, however, that the Administrative Agent's failure to maintain the Schedule of Increases and Decreases shall not affect the actual principal amount outstanding under the G&R Series K Mortgage Bond or the obligations of the Borrower to pay, as provided herein, the principal amount outstanding under the G&R Series K Mortgage Bond and interest thereon.

            2.2 Credit-Linked Account. (a) Establishment of the Credit-Linked Account. On or prior to the Closing Date, the Administrative Agent shall establish a Credit-Linked Account at Deutsche Bank AG, Cayman Islands Branch in the name of the Administrative Agent, for the benefit of the Lenders. Amounts on deposit in the Credit-Linked Account shall be invested, or caused to be invested, by the Administrative Agent as set forth in paragraph (d) below, and no Person (other than the Administrative Agent or any of its sub-agents) shall have the right to make any withdrawals from the Credit-Linked Account or exercise any other right or power with respect thereto, except as expressly provided in paragraph (c) below or Section 8.9 or 9.6(c). Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that no amount on deposit at any time in the Credit-Linked Account shall be the property of the Borrower, shall constitute "collateral" under the Loan Documents, or shall otherwise be available in any manner to satisfy any Obligation of the Borrower under the Loan Documents. The deposit of the Credit-Linked Deposit Amounts into the Credit-Linked Account, the application thereof and the arrangements with respect thereto set forth in this Agreement constitute agreements among the Administrative Agent and each Lender with respect to the funding obligations of the Lenders under this Agreement and do not constitute any loan or extension of credit to the Borrower. The sole funding obligation of each Lender shall be satisfied upon the funding of its Credit-Linked Deposit Amount. Each Lender irrevocably and unconditionally agrees that its Applicable Percentage of the amount on deposit in the Credit-Linked Account may be applied from time to time as set forth in this Agreement. The Borrower shall not have any responsibility or liability to the Lenders, the Administrative Agent or any other Person in respect of the establishment, maintenance, administration or misappropriation of the Credit-Linked Account (or any sub-accounts thereof) or with respect to the investment of amounts held therein pursuant to Section 2.2(d) or the duties and responsibilities of the Administrative Agent (or any of its sub-agents or Affiliates) with respect to the foregoing contemplated by
Section 2.2(d).

            (b) Deposits in the Credit-Linked Account. The following amounts will be deposited in the Credit-Linked Account (or transferred, in the case of clause (iii) below) at the following times:

            (i) on or prior to the Closing Date, each Lender shall deposit in the Credit-Linked Account an amount in Dollars equal to such Lender's Credit-Linked Deposit Amount. All funding obligations with respect to any Loan, in the case of each Lender, shall be satisfied upon such Lender's making such deposit in the Credit-Linked Account;

            (ii) on any date on which the Administrative Agent receives any payment for the account of any Lender with respect to the principal amount of any of its Loans (whether pursuant to Section 2.4, 2.5 or 2.6 or Section 7 or otherwise) prior to the Deposit Return Date, the Administrative Agent shall deposit such amount in the Credit-Linked Account on behalf of such Lender; and

            (iii) concurrently with the effectiveness of any assignment by any Lender of all or any portion of its Credit-Linked Deposit Amount, the corresponding portion of the assignor Lender's Applicable Percentage of the amount on deposit in the Credit-Linked Account shall be deemed to have been transferred to the assignee.

            (c) Withdrawals from and Closing of the Credit-Linked Account. Amounts on deposit in the Credit-Linked Account shall be withdrawn and distributed (or transferred, in the case of clause (iii) below) as follows:

            (i) on the date of any Borrowing of Loans, subject to satisfaction of the conditions applicable thereto set forth in Section 4, the Administrative Agent shall withdraw from the Credit-Linked Account on behalf of each Lender an amount equal to such Lender's Applicable Percentage of such Borrowing, and make such amount available to the Borrower, as contemplated by Section 2.1(b) and in accordance with Section 2.3;

            (ii) concurrently with each optional reduction or termination of the Total Credit-Linked Deposit Amount pursuant to Section 2.4, the Administrative Agent shall withdraw from the Credit-Linked Account, and pay to each Lender, an amount equal to such Lender's Applicable Percentage of the amount of the optional reduction of the Total Credit-Linked Deposit Amount, in accordance with such Section;

            (iii) concurrently with the effectiveness of any assignment by any Lender of all or any portion of its Credit-Linked Deposit Amount, the corresponding portion of the assignor Lender's Applicable Percentage of the amount on deposit in the Credit-Linked Account shall be deemed to have been transferred to the assignee; and

            (iv) upon the reduction of the Total Credit-Linked Deposit Amount to $0, the Administrative Agent shall withdraw from the Credit-Linked Account, and pay to each Lender, such Lender's Applicable Percentage of the aggregate amount then on deposit therein (which percentage shall be calculated immediately before giving effect to such reduction of the Total Credit-Linked Deposit Amount) and shall close the Credit-Linked Account.

            (d) Investment of Amounts in the Credit-Linked Account. The Administrative Agent shall invest, or cause to be invested, the amount on deposit in the Credit-Linked Account so as to earn for the account of each Lender for each day during each calendar month a return on such amount calculated at a rate per annum equal to (i) the Eurodollar Rate with respect to an Interest Period commencing on the first day of such calendar month and ending at the end of such calendar month (or, if the Administrative Agent is unable to determine the Eurodollar Rate for such day, a rate per annum for such day determined by the Administrative Agent in accordance with banking industry rules on interbank compensation) minus (ii) 0.15% (based on a 360 day year). Such return will be paid by the Administrative Agent to each Lender for any calendar month (or portion thereof) monthly in arrears on the first Business Day of the following calendar month and the Settlement Date, as applicable, as well as on the Deposit Return Date. The Borrower shall not have any obligation under or in respect of the provisions of this Section 2.2(d).

            (e) Fixed Return Fee. The Borrower shall pay a fee to the Administrative Agent, for the account of each Lender, monthly in arrears for each calendar month (or portion thereof), an amount equal to the excess, if any, of (i) the Fixed Return over (ii) the Actual Return, in each case with respect to each Lender for such calendar month (or portion thereof). Each such amount for any calendar month (or portion thereof) will be paid by the Borrower to the Administrative Agent, for the account of each Lender, on the first Business Day of the following calendar month, on the Settlement Date and on the Deposit Return Date. In the event that the Actual Return with respect to any Lender for any calendar month exceeds the Fixed Return with respect to such Lender for such calendar month, such excess amount shall be held in a separate sub-account of the Credit-Linked Account. Amounts on deposit in any such sub-account shall be withdrawn by the Administrative Agent and paid to the relevant Lender in satisfaction of any amount subsequently payable by the Borrower to such Lender pursuant to this paragraph (e), and the Borrower shall not be required to make any payment to such Lender pursuant to this paragraph (e) until the amounts on deposit in such sub-account of such Lender shall be $0. Upon the Settlement Date, assuming the repayment by the Borrower of all amounts outstanding hereunder, any excess payments referred to in this paragraph (e) shall be returned to, and become the property of, the Borrower.

            (f) Loans During ABR Conversion Period. Notwithstanding any other provisions of this Agreement, Loans shall be deemed to be Base Rate Loans during any ABR Conversion Period.

            (g) Sub-agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers contemplated by this Section 2.2 and the other provisions of this Agreement by or through one or more sub-agents appointed by it (which may include any of its Affiliates), and any such sub-agent shall be entitled to the benefit of all the provisions of Section 8 of this Agreement (including Section 8.7). The parties hereto acknowledge that the Administrative Agent has engaged the Sub-agent to act as its sub-agent for purposes of this Section 2.2 and the Agreement and that in such capacity the Sub-agent shall be entitled to the benefit of all the provisions of Section 8 of this Agreement (including Section 8.7).

            (h) Definitions. For purposes of this Section 2.2 (or any other Section of this Agreement that refers to any of the following terms), the following defined terms shall have the following meanings:

            "Actual Return": for any calendar month (or portion thereof) referred to in paragraph (e) above with respect to which the Actual Return is determined, with respect to any Lender, an amount equal to (i) the aggregate amount of return due to such Lender from the Administrative Agent pursuant to
Section 2.2(d) plus (ii) the aggregate amount of interest payments received by such Lender from the Borrower pursuant to Section 2.7, in each case with respect to such calendar month (or portion thereof).

            "Fixed Return": for any calendar month (or portion thereof) referred to in paragraph (e) above with respect to which the Fixed Return is determined, with respect to any Lender, an amount equal to the interest that would have accrued on the Credit-Linked Deposit Amount of such Lender (irrespective of such Lender's Applicable Percentage of the amount then on deposit in the Credit-Linked Account) during such monthly period (or portion thereof) if such interest were calculated at a rate per annum equal to (i) the Eurodollar Rate with respect to such calendar month (or portion thereof) plus (ii) the Applicable Margin for Eurodollar Loans (on the basis of the actual number of days elapsed over a year of 360 days).

            2.3 Procedure for Borrowings. The Borrower may borrow the Loans pursuant to Section 2.1 on any Business Day prior to the earlier of the Settlement Date and the Deposit Return Date, provided that the Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit E hereto (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the requested Borrowing Date), specifying (i) the amount of Loans to be borrowed and (ii) the requested Borrowing Date. Each borrowing shall be in an amount equal to $1,000,000 or a whole multiple thereof (or, if the then aggregate amount on deposit in the Credit-Linked Account is less than $1,000,000, such lesser amount). Each Lender hereby irrevocably authorizes the Administrative Agent to make available to the Borrower an amount on deposit in the Credit-Linked Account equal to such Lender's Applicable Percentage of such Loan borrowing (it being understood that the funding obligations of each Lender with respect to such borrowing shall be required to be satisfied solely by depositing its Credit-Linked Deposit Amount into the Credit-Linked Account, and the Borrower shall have no other recourse against such Lender with respect to the satisfaction of such funding obligation). Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

            2.4 Termination or Reduction of Total Credit-Linked Deposit Amount. The Borrower may at any time or from time to time upon not less than three Business Days' prior notice direct the Administrative Agent to reduce the Total Credit-Linked Deposit Amount in whole or in part; provided that each partial reduction of the Total Credit-Linked Deposit Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, further, that no such reduction shall be permitted if, after giving effect to such reduction, the aggregate then outstanding principal amount of the Loans would exceed the Total Credit-Linked Deposit Amount as so reduced. In the event the Total Credit-Linked Deposit Amount shall be reduced as provided in the preceding sentence, the Administrative Agent will return all amounts in the Credit-Linked Account in excess of the reduced Total Credit-Linked Deposit Amount to the Lenders, ratably in accordance with their Applicable Percentages.

            2.5 Repayment(a) . (a) The entire outstanding principal amount of the G&R Series K Mortgage Bond and any unpaid interest due thereon shall be due and payable by the Borrower on the Final Maturity Date or on such other date as the Total Credit-Linked Deposit Amount may be reduced to $0 hereunder, and the Borrower hereby unconditionally promises to pay to the Administrative Agent the outstanding principal amount of the G&R Series K Mortgage Bond and any unpaid interest due thereon on such date.

            (b) The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.7.

            (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

            2.6 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty except as otherwise provided herein, upon irrevocable notice delivered to the Administrative Agent at least one Business Day prior thereto, which notice shall specify the date and amount of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts payable pursuant to Section 2.13. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

            2.7 Interest Rates, Fees and Payment Dates. (a) Each Loan shall bear interest for each day during each calendar month in which such Loan is outstanding at a rate per annum equal to the Eurodollar Rate in effect for such month plus the Applicable Margin, subject to Section 2.2(f).

            (b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin.

            (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest (to the extent legally permitted) at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

            (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

            (e) In addition to the fees provided for in Section 2.2, the Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates set forth in any fee or other agreements with the Administrative Agent and to perform any other obligation contained therein.

            2.8 Computation of Interest and Fees. (a) Subject to Section 2.2, interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of the Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

            (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

            2.9 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

            (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

            (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified in writing by such Lenders with a copy to the Borrower) of making or maintaining their affected Loans during such Interest Period or their Credit-Linked Deposit Amounts for such day, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) in the case the affected rate is the Eurodollar Rate, any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

            2.10 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Total Credit-Linked Deposit Amount shall be made pro rata according to the respective Applicable Percentages of the Lenders.

            (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

            (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. Subject to Section 2.2, the Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

            (d) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

            2.11 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

            (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, its Credit-Linked Deposit Amount or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.12 and changes in the rate of tax on the overall net income of such Lender);

            (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

            (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Loans or maintaining any Credit-Linked Deposit Amount, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

            (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduced rate of return relating to its obligations hereunder.

            (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.12 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such

Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

            (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of Exhibit A and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

            (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

            2.13 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of the return of all or any portion of a Credit-Linked Deposit Amount to such Lender on a day other than the last day of an Interest Period for which the applicable Eurodollar Rate has been established. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so returned, for the period from the date of such return to the last day of such Interest Period, at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over
(ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.14 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans or any Credit-Linked Deposit Amount as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans shall forthwith be canceled, (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) such Lender may require that its funding obligations with respect to its Credit-Linked Deposit Amount be amended or converted in a manner directed by the Administrative Agent so as to comply with law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.13.

            2.15 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.11, 2.12(a) or
2.14 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.11, 2.12(a) or 2.14.

            2.16 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.11 or 2.12 or gives a notice of illegality pursuant to Section 2.14 or (b) defaults in its obligation to fund its Credit-Linked Deposit Amount hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.11 or 2.12 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.14, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and its Credit-Linked Deposit Amount, (v) the Borrower shall be liable to such replaced Lender under Section 2.13 (as though Section 2.13 were applicable) if any Credit-Linked Deposit Amount is transferred by such Lender on a day other than the last day of any Interest Period for which the applicable Eurodollar Rate has been established, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section
9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.11 or 2.12, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

                   SECTION 3. REPRESENTATIONS AND WARRANTIES

            To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

            3.1 Financial Condition. The audited consolidated balance sheets of the Borrower as at December 31, 2002 and December 31, 2003 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Borrower as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2003 to and including the date hereof there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or Property.

            3.2 No Change. Since December 31, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 3.2.

            3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except to the extent that, in the case of (b), (c) and (d) above, the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            3.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and to borrow hereunder. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents, to authorize the issuance and delivery of the G&R Series K Mortgage Bond on the terms and conditions of this Agreement and to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

            3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 3.6.

            3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 3.7. No Default or Event of Default has occurred and is continuing.

            3.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except for Permitted Liens.

            3.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

            3.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

            3.11 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

            3.12 Government Approval and Filings. The Public Utilities Commission of Nevada has duly and validly issued an order authorizing the Borrower to enter into this Agreement and the other Loan Documents and to take all actions contemplated hereby or thereby or in connection herewith or therewith, and such order remains in full force and effect in the form issued, and the Company has available authority under such order to issue the maximum amount of indebtedness provided for in this Agreement and the other Loan Documents. The California Public Utilities Commission has issued an order, which remains in full force and effect, exempting the Company from any requirement to obtain the consent of the California Public Utilities Commission in connection with any financing transaction or granting of a security interest. No other authorization, approval, order, decree, ruling or other action by, or notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement or any of the other Loan Documents.

            3.13 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

            3.14 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

            3.15 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness (other than public utility laws and regulations of Nevada and California administered by the Public Utilities Commission of Nevada and the California Public Utilities Commission, respectively).

            3.16 Subsidiaries. (a) The Subsidiaries listed on Schedule 3.16 constitute all the Subsidiaries of the Borrower at the date hereof. Schedule
3.16 sets forth as of the Closing

Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by the Borrower.

            (b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

            3.17 Use of Proceeds. The proceeds of the Loans shall be used for general corporate purposes.

            3.18 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

            (a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

            (b) Materials of Environmental Concern are present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could not reasonably be expected, individually or in the aggregate, to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, or (ii) interfere with the Borrower's or any of its Subsidiaries' continued operations, or (iii) materially adversely affect the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

            (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

            (d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

            (e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

            (f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

            3.19 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

            3.20 G&R Series K Mortgage Bond. (a) The G&R Series K Mortgage Bond, when executed by the Borrower and authenticated by the trustee under the General and Refunding Mortgage Indenture in accordance with the General and Refunding Mortgage Indenture and delivered to the Administrative Agent in accordance with the terms hereof, will constitute a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. The Borrower has all requisite corporate power and authority to issue and deliver the G&R Series K Mortgage Bond in accordance with and upon the terms and conditions set forth herein.

            (b) The G&R Series K Mortgage Bond has been duly and validly issued and is entitled to the security and benefits of the General and Refunding Mortgage Indenture; is secured equally and ratably with, and only with, all other securities issued and outstanding under the General and Refunding Mortgage Indenture; and is secured by direct and valid, duly perfected Liens on and security interests in the Mortgaged Property (as defined in the General and Refunding Mortgage Indenture), subject only to the prior Lien of the First Mortgage

Indenture and to Permitted Liens (as such term is defined in the General and Refunding Mortgage Indenture).

            3.21 Solvency. The Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

                        SECTION 4. CONDITIONS PRECEDENT

            4.1 Conditions to Initial Loans. The agreement of each Lender to make the initial Loan requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such initial Loan, of the following conditions precedent:

            (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Person listed on Schedule 2.1 and (ii) the G&R Series K Mortgage Bond, duly issued and delivered by a duly authorized officer of the Borrower and duly authenticated by the trustee under the General and Refunding Mortgage Indenture.

            (b) Approvals. All governmental and third party approvals (including, without limitation, any required approvals of the Public Utilities Commission of Nevada, the California Public Utilities Commission and any relevant Federal regulatory bodies) necessary in connection with the transactions contemplated herein, the issuance and delivery to the Administrative Agent of the G&R Series K Mortgage Bond and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect; and the Administrative Agent shall have received evidence satisfactory to it that the foregoing have been accomplished.

            (c) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by the Borrower, such documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower may be a party.

            (d) Fees. The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

            (e) Closing Certificates. The Administrative Agent shall have received an officer certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B-1 and a secretary certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B-2, with appropriate insertions and attachments.

            (f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

            (i) the legal opinion of Choate, Hall & Stewart, special counsel to the Borrower, substantially in the form of Exhibit C-1; and

            (ii) the legal opinion of Woodburn and Wedge, Nevada counsel to the Borrower, substantially in the form of Exhibit C-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

            (g) G&R Series K Mortgage Bond Documents. The Administrative Agent shall have received copies of the following documents (all as defined in the General and Refunding Mortgage Indenture): either a supplemental indenture or an "Officer's Certificate" setting forth the terms of the G&R Series K Mortgage Bond; a "Company Order" requesting authentication of the G&R Series K Mortgage Bond by the trustee under the General and Refunding Mortgage Indenture; and all legal opinions provided in connection with the issuance of the G&R Series K Mortgage Bond.

            (h) Termination of Receivables Purchase and Sale Arrangement. The Borrower shall have delivered to the Administrative Agent satisfactory evidence of the termination of the Borrower's currently existing receivables purchase and sale arrangements provided for in the Receivables Sale Documentation, and the Borrower shall have satisfied all of its obligations thereunder

            (i) Financial Statements and Projections. The Lenders and the Administrative Agent shall have received and be satisfied with (i) the financial statements referred to in Section 3.1 and (ii) projections for the Borrower through the fiscal year ending December 31, 2007.

            (j) Ratings. The Borrower shall have delivered satisfactory evidence to the Administrative Agent that each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Group has rated the Indebtedness under this Agreement.

            4.2 Condition to Each Loan(a) . The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, the initial Loan) is subject to the receipt by the Administrative Agent of a certificate of the Borrower, dated the date of such Loans, certifying that (i) each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (other than the representations and warranties set forth in Sections 3.2 and 3.6 of this Agreement) is true and correct on and as of the date of such Loans as if made on such date and (ii) no Default or Event of Default has occurred and is continuing on the date of such Loans or after giving effect to the Loans requested to be made on such date. The Administrative Agent shall be conclusively entitled to rely on the accuracy of the statements contained in each certificate delivered by the Borrower pursuant to this Section 4.2.

                        SECTION 5. AFFIRMATIVE COVENANTS

            The Borrower hereby agrees that, so long as this Agreement remains in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

            5.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

            (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; and

            (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

            5.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender, or, in the case of clause (c), to the relevant Lender:

            (a) concurrently with the delivery of any financial statements pursuant to Section 5.1, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

            (b) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

            (c) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

            5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

            5.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and
(ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except (x) to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (y) as described on Schedule 3.7.

            5.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

            5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender (at such Lender's expenses, except during the continuation of an Event of Default) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

            5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

            (a) the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

            (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

            (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

            5.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

            (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

                          SECTION 6. NEGATIVE COVENANTS

            The Borrower hereby agrees that, so long as this Agreement remains in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

            6.1 Limitation on Indebtedness and Preferred Stock. (a) Create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), or issue any Disqualified Stock or, in the case of any Subsidiary of the Borrower, issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness (including Acquired
Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

            (b) Section 6.1(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

            (i) the incurrence by the Borrower of additional Indebtedness and letters of credit under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower thereunder) in an aggregate amount up to $50,000,000 at any time outstanding;

            (ii) the incurrence by the Borrower of Indebtedness pursuant to any Loan Document, the aggregate principal amount of which is evidenced by the G&R Series K Mortgage Bond, and the incurrence by any Subsidiary Guarantor of a Subsidiary Guarantee of such Indebtedness pursuant to Section 6.15;

            (iii) the incurrence by the Borrower and its Subsidiaries of the Existing Indebtedness;

            (iv) the incurrence by the Borrower of $100,000,000 aggregate principal amount of Indebtedness represented by the 6-1/4% General and Refunding Mortgage Notes, Series H, due 2012 issued under the General and Refunding Mortgage Indenture (and the related exchange notes to be issued pursuant to the registration rights agreement) and the incurrence by any Subsidiary Guarantor of a Subsidiary Guarantee of such Indebtedness (including, without limitation, the related exchange notes to be issued pursuant to the registration rights agreement entered into in connection therewith);

            (v) the incurrence by the Borrower or any of the Subsidiary Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Borrower or such Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (v), not to exceed $20,000,000 at any time outstanding;

            (vi) the incurrence by the Borrower or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under Section 6.1(a) or clauses (iii), (iv) (vi) or (xii) of this Section 6.1(b);

            (vii) the incurrence by the Borrower or any of its Subsidiaries of intercompany Indebtedness between or among the Borrower or any of its Subsidiaries; provided, however, that:

            (A) if the Borrower is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Loans and other Obligations;

            (B) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Subsidiary Guarantor's Subsidiary Guarantee;

            (C) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Subsidiary of the Borrower and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Subsidiary of the Borrower shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be, that was not permitted by this clause (vii); and

            (D) any Indebtedness issued by the Borrower or a Subsidiary to a Trust Preferred Vehicle shall not be treated as intercompany Indebtedness for purposes of this clause (vii) to the extent of the face amount of the beneficial interests of the Trust Preferred Vehicle that are not held by the Borrower or any of its Subsidiaries;

            (viii) the incurrence by the Borrower or any of its Subsidiaries of Hedging Obligations;

            (ix) the Guarantee by the Borrower or any of its Subsidiaries of Indebtedness of the Borrower or any Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.1; provided that in the event the Indebtedness that is being Guaranteed is Subordinated Debt, then the Guarantee of that Indebtedness shall be subordinated in right of payment to the Loans and other Obligations on substantially identical terms;

            (x) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of such Disqualified Stock, each of which will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 6.1; provided, in each such case, that the amount thereof is included in the Fixed Charges of the Borrower as accrued;

            (xi) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Borrower or any Subsidiary of the Borrower in the ordinary course of business, including Guarantees or obligations of the Borrower or any Subsidiary of the Borrower with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

            (xii) the incurrence by the Borrower of additional Indebtedness consisting of securities issued pursuant to the General and Refunding Mortgage Indenture in respect of claims relating to the Borrower's obligations pursuant to agreements with gas, electric power and other energy suppliers that have been terminated as of Closing Date;

            (xiii) the incurrence by the Borrower or any of its Subsidiaries of additional Indebtedness consisting of letters of credit for purposes of supporting the Borrower's or any such Subsidiary's obligations now or hereafter owing to gas, electric power or other energy suppliers, not to exceed $20,000,000 at any time outstanding;

            (xiv) the incurrence by the Borrower of additional Indebtedness to finance capital expenditures incurred pursuant to the Borrower's 2004 Resource Plan as approved or amended under order by the PUCN or mandated by statute or by one or more federal or state regulatory authorities, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
      (xiv); and

            (xv) the incurrence by the Borrower or any Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xv), not to exceed $25,000,000 at any time outstanding.

            (c) Notwithstanding anything to the contrary in this Agreement, the Borrower will not issue any additional notes or bonds under its First Mortgage Indenture.

            (d) The Borrower will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower unless such Indebtedness is also contractually subordinated in right of payment to the Loans and other Obligations on substantially identical terms; provided, however, that no Indebtedness of the Borrower will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being secured on a junior basis or by virtue of being unsecured.

            (e) For purposes of determining compliance with this Section 6.1:

            (i) in the event that an item of proposed Indebtedness, including Acquired Debt, meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) of Section 6.1(b), or is entitled to be incurred pursuant to Section 6.1(a), the Borrower will be permitted to classify (or later classify or reclassify such Indebtedness, in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this Section 6.1; and

            (ii) for the purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

            6.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any of its Property, whether now owned or hereafter acquired, except for the following (the "Permitted Liens"):

            (a) Liens securing the liabilities and obligations of the Borrower under the Loan Documents and Liens securing any Hedging Obligations relating to such liabilities and obligations;

            (b) Liens in favor of the Borrower or any Subsidiary Guarantors;

            (c) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary;

            (d) Liens on property existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such acquisition;

            (e) Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

            (f) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 6.1(b)(v) covering only the assets acquired with such Indebtedness;

            (g) Liens existing on the Closing Date listed on Schedule 6.2(g) (including the Lien of the First Mortgage Indenture and the Lien of the General and Refunding Mortgage Indenture);

            (h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

            (i) Liens incurred in the ordinary course of business of the Borrower or any of its Subsidiaries with respect to obligations (including Hedging Obligations) that do not exceed $15,000,000 at any one time outstanding;

            (j) Liens to secure Indebtedness permitted by clauses (viii),
(xiii), (xiv) or (xv) of Section 6.1(b);

            (k) Liens securing any other Indebtedness issued or to be issued under the General and Refunding Mortgage Indenture that was permitted to be incurred under Section 6.1;

            (l) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; and

            (m) Liens, including pledges, rights of offset and bankers' liens, on deposit accounts, instruments, investment accounts and investment property (including cash, cash equivalents and marketable securities) from time to time maintained with or held by any financial and/or depository institutions, in each case solely to secure any and all obligations now or hereafter existing of the Borrower or any of its Subsidiaries in connection with any deposit account, investment account or cash management service (including ACH, Fedwire, CHIPS, concentration and zero balance accounts, and controlled disbursement, lockbox or restricted accounts) now or hereafter provided by any financial and/or depository institutions to or for the benefit of the Borrower or any of its Subsidiaries.

            6.3 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

            (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation); and

            (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower.

            6.4 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

            (a) the Disposition of obsolete or worn out property in the ordinary course of business;

            (b) the sale of inventory in the ordinary course of business;

            (c) the sale or issuance of any Subsidiary's Capital Stock to the Borrower;

            (d) the Disposition of other assets having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of the Borrower; and

            (e) the Disposition of certain parcels of land listed on Schedule
6.4.

            6.5 Limitation on Restricted Payments. (a) Declare or pay any dividend or make any other payment or distribution on account of the Borrower's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) or to the direct or indirect holders of the Borrower's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower) or to the Borrower or a Subsidiary of the Borrower; (b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower; (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except a payment of interest or principal at the Stated Maturity thereof; or (d) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

            (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

            (ii) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 6.1(a); and

            (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses
      (2), (3), (4), (6) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (A) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Borrower's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

            (B) 100% of the aggregate net cash proceeds received by the Borrower (including the fair market value of any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests (other than Disqualified Stock) of the Borrower) since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock and other than sales to a Subsidiary of the Borrower) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock or debt securities sold to a Subsidiary of the Borrower), plus

            (C) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment.

      The preceding provisions will not prohibit:

            (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Agreement;

            (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Debt of the Borrower or any Subsidiary Guarantor or of any Equity Interests of the Borrower or any of its Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause
      (iii)(B) of the preceding paragraph;

            (3) the defeasance, redemption, repurchase or other acquisition of Subordinated Debt of the Borrower with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

            (4) the payment of any dividend by a Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;

            (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Subsidiary of the Borrower held by any member of the Borrower's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1,500,000 in any twelve-month period;

            (6) the payment of any distribution by a Trust Preferred Vehicle to holders of such trust's preferred beneficial interests, to the extent such distribution does not exceed the amount that is contemporaneously received by such trust as a payment of interest at its Stated Maturity on the Subordinated Debt of the Borrower held by such trust;

            (7) payments to Sierra Pacific Resources to enable Sierra Pacific Resources to pay its reasonable expenses (including, but not limited to, principal, premium, if any, and interest on Sierra Pacific Resources' Indebtedness and payment obligations on account of Sierra Pacific Resource's Premium Income Equity Securities) incurred in the ordinary course of business, which expenses shall not be greater than $50,000,000 for any one calendar year; provided that (x) any such payment complies with any regulatory restrictions then applicable to the Borrower and (b) the Fixed Charge Coverage Ratio for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which any such payment is made was at least 1.75 to 1;

            (8) the payment of any dividend by Sierra Pacific on the Sierra Pacific Class A Series 1 preferred stock outstanding on the date hereof at a rate not exceeding the dividend rate in effect on the date hereof; and

            (9) other Restricted Payments in an aggregate amount since the Closing Date not to exceed $25,000,000;

provided that, with respect to clauses (2), (3), (5), (7) and (9) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Borrower whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25,000,000. Not later than the date of making any Restricted Payment, the Borrower will deliver to the Administrative Agent an officer's certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 6.5 were computed, together with a copy of any fairness opinion or appraisal required under this Agreement.

            6.6 Modifications of Instruments, etc. Amend or modify (a) its certificate of incorporation, (b) the General and Refunding Mortgage Indenture or (c) the First Mortgage Indenture, in each case in any manner determined by the Administrative Agent to be adverse to the Lenders.

            6.7 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business or consistent with past practice of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

            6.8 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary (a "Sale and Leaseback Transaction"); provided that the Borrower or any of its Subsidiaries may enter into a Sale and Leaseback Transaction if:

            (a) the Borrower or such Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under Section 6.1(a);

            (b) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Borrower and set forth in an officer's certificate delivered to the Administrative Agent, of the property that is the subject of such Sale and Leaseback Transaction; and

            (c) the transfer of assets in such Sale and Leaseback Transaction is permitted by Section 6.4.

            6.9 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

            6.10 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that (a) prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (iii) any restriction in effect on the date hereof or (b) contains covenants more restrictive than the covenants in this Section 6, unless the Borrower offers to amend this Agreement, concurrently with the effectiveness of such other agreement, to provide covenants under this Agreement equivalent to the more restrictive covenants under such other agreement.

            6.11 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make other distributions on its Capital Stock to the Borrower or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any other Subsidiary or (c) transfer any of its properties or assets to the Borrower or any other Subsidiary, except for such dividend and other payment restrictions existing under or by reason of:

            (i) any restrictions existing under Loan Documents;

            (ii) any restrictions existing under the Existing Indebtedness as in effect on the Closing Date and other customary encumbrances and restrictions existing on or after the Closing Date that are not more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date; provided that the application of such restrictions or encumbrances to additional Subsidiaries not subject thereto on the Closing Date shall not be deemed to make such restrictions more restrictive;

            (iii) the General and Refunding Mortgage Indenture and other customary encumbrances and restrictions existing in indentures after the Closing Date that are not more restrictive, in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the General and Refunding Mortgage Indenture;

            (iv) applicable law (including without limitation, rules, regulations and agreements with regulatory authorities) or any order issued pursuant to a federal or state statute or any order by or agreement with any court or governmental agency or body having jurisdiction over the Borrower or any of its Subsidiaries or any of their respective properties;

            (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of Section 6.1 to be incurred;

            (vi) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

            (vii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on such property of the nature described in clause (c) above;

            (viii) any agreement for the sale or other disposition of a Subsidiary that restricts distributions or dispositions of assets by such Subsidiary pending its sale or other disposition;

            (ix) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

            (x) Liens securing Indebtedness otherwise permitted to be incurred under Section 6.2 that limit the right of the debtor to dispose of the assets subject to such Liens; and

            (xi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

            6.12 Limitation on Modifications to Subordinated Debt. Amend, supplement or otherwise modify any documentation governing any Subordinated Debt (other than (a) amendments to such Subordinated Debt which reduce the interest rate or extend the maturity thereof and (b) waivers of compliance by the Borrower with any of the terms or conditions of such Subordinated Debt (except those terms or conditions which by their terms are for the benefit of the Lenders)).

            6.13 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

            6.14 Limitation on Release from Liens. Cause the Liens of the General and Refunding Mortgage Indenture and related security documents, upon any assets, to be released, except in connection with the Disposition of such assets; provided that within 180 days after any such release, the Borrower will either (a) Dispose of such assets or (b) subject such assets again to the Lien of the General and Refunding Mortgage Indenture.

            6.15 Limitation on Subsidiary Guarantees. Permit any Subsidiary to Guarantee the payment of any Indebtedness of the Borrower unless:

            (a) such Subsidiary simultaneously executes and delivers to the Administrative Agent a Subsidiary Guarantee of such Subsidiary except that, with respect to a Guarantee of Indebtedness of the Borrower if such Indebtedness is by its express terms subordinated in right of payment to the Loans and other Obligations, any such Guarantee of such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary's Subsidiary Guarantee with respect to the Loans and such other obligations substantially to the same extent as such Indebtedness is subordinated to the Loans and such other obligations;

            (b) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Subsidiary of the Borrower as a result of any payment by such Subsidiary under its Subsidiary Guarantee of the Loans and other Obligations; and

            (c) such Subsidiary shall deliver to the Administrative Agent an opinion of counsel to the effect that (i) such Subsidiary Guarantee has been duly executed and authorized and (ii) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section shall not be applicable to any Guarantee of any Subsidiary that (A) existed at the time such Person became a Subsidiary of the Borrower and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Borrower.

            Notwithstanding the foregoing and the other provisions of this Agreement, in the event a Subsidiary Guarantor is sold or Disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction) to a Person which is not the Borrower or a Subsidiary of the Borrower, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if (1) the sale or other Disposition is in compliance with Section 6.4 and (2) the Subsidiary Guarantor is also released or discharged from its obligations under the Guarantee, which resulted in the creation of such Subsidiary Guarantee, except by or as a result of payment under such Guarantee.

                          SECTION 7. EVENTS OF DEFAULT

            If any of the following events shall occur and be continuing:

            (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

            (b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this

Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

            (c) The Borrower shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a), Section 5.7(a) or Section 6; or

            (d) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

            (e) (i) The Borrower or any of its Subsidiaries shall (A) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantees, but excluding the Loans) on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee) to become payable; or (ii) the Borrower or any of its Subsidiaries shall, other than in respect of those Hedge Agreements listed on
Schedule 7(e)(ii) (A) default in making any payment of any amount owing to a counterparty under any Hedge Agreement beyond the period of grace, if any, provided in such Hedge Agreement; or (B) default in the observance or performance of any other agreement or condition relating to any such Hedge Agreement or contained in such Hedge Agreement or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the counterparty under such Hedge Agreement to cause, with the giving of notice if required, the Borrower or such Subsidiary to make a termination payment, payment of liquidated damages or similar payment under such Hedge Agreement (collectively, "Payment Amounts"); provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness and/or Payment Amounts the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

            (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,
(ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

            (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed, paid or bonded pending appeal within 60 days from the entry thereof; or

            (i) Any of the Loan Documents or the General and Refunding Mortgage Indenture (or any security documents executed in connection therewith) shall cease for any reason to be in full force and effect, or the Borrower or any Affiliate of the Borrower shall so assert; or any Lien created by any of the Loan Documents or the General and Refunding Mortgage Indenture (or any security documents executed in connection therewith) shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

            (j) Any Event of Default under (and as defined in) the General and Refunding Mortgage Indenture shall occur; or

            (i) Any Event of Default under (and as defined in) the First Mortgage Indenture) shall occur, other than any such matured Event of Default that (i) is of similar kind or character to the Events of Default described in clauses (c) and (d) of this Section 7 and (ii) has not resulted in the acceleration of the securities outstanding under the First Mortgage Indenture; provided, however, that, anything in this Agreement to the contrary notwithstanding, the waiver or cure of such Event of Default under the First Mortgage Indenture and the rescission and annulment of the consequences thereof under the First Mortgage Indenture shall constitute a cure of the corresponding Event of Default under this paragraph (i) and a rescission and annulment of the consequences thereof; or

            (k) Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Total Credit-Linked Deposit Amount shall be immediately reduced to $0, the Borrower's right to request the making of a Loan shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Total Credit-Linked Deposit Amount to be reduced to $0 forthwith and declare the Borrower's right to request the making of a Loan to be terminated forthwith, whereupon the Total Credit-Linked Deposit Amount shall be immediately reduced to $0, and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                             SECTION 8. THE AGENTS

            8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

            8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

            8.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

            8.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

            8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its extensions of credit hereunder, provide its Credit-Linked Deposit Amount and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

            8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Credit-Linked Deposit Amounts shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Credit-Linked Deposit Amounts, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by


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

a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

            8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

            8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent's resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Upon the effectiveness of the retirement of the Administrative Agent, the retiring Administrative Agent may, at its option (i) transfer the management of the Credit-Linked Account to the successor Administrative Agent or (ii) close the Credit-Linked Account upon the establishment of a new Credit-Linked Account with the successor Administrative Agent (and the successor Administrative Agent shall establish such new account) and transfer all amounts on deposit in the Credit-Linked Account to such new account.

            8.10 The Joint Lead Arrangers and Agents. None of the Joint Lead Arrangers, the Syndication Agent or the Documentation Agent, in its capacity as such, shall have any duties or responsibilities, or incur any liability, under this Agreement and the other Loan Documents.

                            SECTION 9. MISCELLANEOUS

            9.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and the Borrower


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

may, or (with the written consent of the Required Lenders) the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

            (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the date on which the amounts on deposit in the Credit-Linked Account are required to be returned in full to the Lenders, reduce the stated rate of any interest or fee payable hereunder or the Fixed Return or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Credit-Linked Deposit Amount of any Lender, in each case without the consent of each Lender directly affected thereby;

            (ii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or take any action which would result in the G&R Series K Mortgage Bond no longer being secured equally and ratably with all other securities issued and outstanding under the General and Refunding Mortgage Indenture or no longer being secured by direct and valid, duly perfected Liens on and security interests in the Mortgaged Property (as defined in the General and Refunding Mortgage Indenture), subject only to the prior Lien of the First Mortgage Indenture and to Permitted Liens (as such term is defined in the General and Refunding Mortgage Indenture); (iii) amend, modify or waive any provision of Section 8 or any other provision affecting the rights of any Agent without the consent of any Agent directly affected thereby;

            (iv) amend, modify or waive any provision of Section 2.10 without the consent of each Lender directly affected thereby; or

            (v) eliminate or reduce the voting rights of any Lender under this
      Section 9.1 without the consent of such Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. The Administrative Agent, as holder of the G&R Series K Mortgage Bond, will not consent to any amendment or other modification of the General and Refunding Mortgage Indenture that requires the consent of holders of all securities issued thereunder, without the consent of each Lender.

            9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, to its address as set forth in the Register or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance, or in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

            The Borrower:                   Sierra Pacific Power Company
                                            6100 Neil Road
                                            Reno, Nevada 89520
                                            Attention: Kelly Langley
                                            Telecopy:  (775) 834-5462
                                            Telephone:  (775) 834-5643

            The Administrative Agent:       Merrill Lynch Capital Corporation
                                            4 World Financial Center
                                            New York, New York 10080
                                            Attention:  Carol Feeley, Portfolio
                                                        Management
                                            Telecopy:  (212) 738-1186
                                            Telephone:  (212) 449-8414;

provided that any notice, request or demand to or upon the any Agent or any Lender shall not be effective until received; provided further that any notice, report, certificate or information required to be delivered to the Administrative Agent pursuant to this Agreement shall be delivered to the Sub-agent as follows (with a copy to the Administrative Agent at its address set forth above) or to such other address for the Sub-agent as the Sub-agent or Administrative Agent may hereafter notify:

                    Deutsche Bank Trust Company Americas
                    Loans Services
                    60 Wall Street, 39th Floor
                    New York, New York  10005
                    Attention: Loan Services
                    Telecopy: (212) 797-0407
                    Telephone: (212) 250-1312.


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

            9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

            9.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the G&R Series K Mortgage Bond, and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the G&R Series K Mortgage Bond, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the G&R Series K Mortgage Bond, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an "Indemnitee") for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the G&R Series K Mortgage Bond, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified


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

Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with this Agreement. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to Kelly Langley (Telephone No. 775-834-5643) (Fax No. 775-834-5462), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

            9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

            (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Credit-Linked Deposit Amount of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section
9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in

Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 with respect to its participation in the Credit-Linked Deposit Amount and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.12, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

            (c) Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Administrative Agent is required pursuant to the foregoing provisions, by the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof or any Related Fund) shall be in an aggregate principal amount of less than $500,000 (other than in the case of (i) assignments made within 30 days of the Closing Date for the purpose of consummating the primary syndication of the Credit-Linked Deposit Amount or (ii) an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Credit-Linked Deposit Amounts and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.11, 2.12, 2.13 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated. Without the consent of the Administrative Agent, the Credit-Linked Deposit Amount of any Lender shall not be released in connection with any assignment by such Lender, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Section 2.2 to satisfy such assignee's obligations in respect of the aggregate then outstanding principal amount of the Loans. Each Lender agrees that, upon the effectiveness of any assignment by it of all or any portion of its Credit-Linked Deposit Amount, the corresponding portion of the assignor Lender's Applicable Percentage of the amount on deposit in the Credit-Linked Account shall be deemed to have been transferred to the assignee.

            (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and


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

a register (the "Register") for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to, and the amount of the Credit-Linked Deposit Amount of, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein, and relevant Applicable Percentage of the amounts on deposit in the Credit-Linked Account, for all purposes of this Agreement. Any assignment of any Loan or Credit-Linked Deposit Amount shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (payable by the Assignor or Assignee, as agreed between such parties) (treating multiple, simultaneous assignments by two or more Related Funds as a single assignment) (except that (i) if the parties to such assignment shall electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent in its sole discretion (which initially shall be Clearpar, LLC) the registration and processing fee shall be $500 and (ii) no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Merrill Lynch Entity or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.

            (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Credit-Linked Deposit Amounts relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans, including, without limitation, any pledge or assignment by a Lender of any Loan to any Federal Reserve Bank in accordance with applicable law.

            (g) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that
(i) nothing herein shall constitute a commitment by any SPC to make any Loan and
(ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Credit-Linked Deposit Amount of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the

Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, Guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower's consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

            9.7 Adjustments; Set-off. (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

            (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to or the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

            9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

            9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Joint Lead Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

            (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

            (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

            (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

            (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.


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

            9.13 Acknowledgments. The Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) neither any Joint Lead Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Joint Lead Arrangers, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Joint Lead Arrangers, the Agents and the Lenders or among the Borrower and the Lenders.

            9.14 Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Joint Lead Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, Administrative Agent, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

            9.15 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.


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            9.16 Accounting Changes. In the event that any "Accounting Change"
(as defined below) shall occur and such change results in a change in the method of calculation of standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. "Accounting Change" refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

            9.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

            9.18 Covenant of the Lenders. Each Lender represents and warrants, as to itself, to the Borrower that such Lender has not granted any Liens on any of the funds on deposit in the Credit-Linked Account and covenants for the benefit of the Borrower that such Lender shall not grant any Lien on any such funds on deposit but shall instead keep such funds free and clear of any Liens.


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        SIERRA PACIFIC POWER COMPANY


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:
                                            Borrower Taxpayer ID:


                                        MERRILL LYNCH CAPITAL CORPORATION,
                                        as Documentation Agent and
                                        Administrative Agent


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        LEHMAN COMMERCIAL PAPER INC., as
                                        Syndication Agent


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title: